Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-8 Nos. 33-67332, 333-51968, 333-64448, 333-87849, 333-107440, 333-160424 and 333-174992) of Stone Energy Corporation and in the related Prospectuses, and

(2)	Registration Statements (Form S-3 Nos. 333-158998 and 333-161391) of Stone Energy Corporation and in the related Prospectuses;

of our report dated February 27, 2012, with respect to the statement of revenues and direct operating expenses of the oil and gas properties acquired by Stone Energy Corporation from BP Exploration & Production Inc., included in this Current Report

(Form 8-K/A) dated February 27, 2012.

/s/ Ernst & Young LLP

Houston, Texas

February 27, 2012